OPPENHEIMER CAPITAL APPRECIATION FUND
                    Supplement dated December 26, 2000 to the
                       Prospectus dated December 26, 2000



      Class N shares of Oppenheimer Capital Appreciation Fund are not currently being offered for sale.









December 26, 2000                                                 PS0320.010